Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:36 PM 04/08/2021
FILED 06:36 PM 04/08/2021
SR 20211231214 - File Number 7247589

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF

FLEWPON INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Flewpon Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”).

DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is Flewpon Inc.

2. The Corporation’s certificate of incorporation was filed with the Secretary of State of the State of Delaware on January 22, 2019.

3. This Second Amended and Restated Certificate of incorporation (this “Certificate”) as herein amended, amends, restates and integrates into a single instrument all of the provisions of the certificate of incorporation, as amended prior to the date hereof, which are hereinafter set forth, and which is titled Seconded Amended and Restated Certificate of Incorporation of Flewpon Inc., without any further amendments other than the amendments herein certified and without any discrepancy between the provision of the certificate of incorporation as hereto amended and supplemented and the provisions of said single instrument hereinafter set forth.

4. This Certificate was duly approved and adopted by the board of directors of the Corporation (the “Board”) and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The certificate of incorporation of the Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this Corporation is Flewber Global Inc. (the “Corporation”).

SECOND: The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the corporation in the State of Delaware at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A. The total number of shares of all classes of capital stock that the corporation is authorized to issue is 101,000,000, consisting of 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

B. Except as otherwise required by law, as provided in this Certificate, and as otherwise provided in the resolution or resolutions, if any, adopted by the board of directors of the Corporation (the “Board of Directors”) with respect to any series of the Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power. Each holder of shares of Common Stock shall be entitled to one vote for each share held by such stockholder. Subject to the rights of holders of any series of outstanding Preferred Stock, holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock, or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary.

C. The Board of Directors is hereby authorized to provide, out of the unissued shares of Preferred Stock, for one or more classes or series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such class or series, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors. The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the dividend rate or rates on the shares of that class or series, whether dividends will be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that class or series;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(e) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(f) whether the class or series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(h) any other relative rights, preferences, and limitations of that class or series.

FIFTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by the laws of the State of Nevada, and all rights conferred upon the stockholders herein are granted subject to this right; provided however, that notwithstanding any other provision of this Certificate or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the corporation required by applicable law or this Certificate, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this FIFTH or SIXTH through NINTH of this Certificate.

SIXTH:

A. Limitation of Liability. To the fullest extent permitted by the NRS as it presently exists or may hereafter be amended from time to time, a director of the corporation shall not be personally liable to the corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this SIXTH A shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B. Indemnification. The corporation shall indemnify to the fullest extent permitted by law as it presently exists or may hereafter be amended from time to time any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in in writing in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding. Any amendment, repeal, or modification of this SIXTH B shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

C. Amendment or Repeal. Neither any amendment nor repeal of this SIXTH, nor the adoption of any provision of this Certificate inconsistent with this SIXTH, shall adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment or repeal.

SEVENTH:

A. General Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors.

B. No Cumulative Voting. No cumulative voting shall be allowed in the election of directors or any other matter submitted to a vote of the stockholders.

C. Number of Directors. The number of directors which constitutes the Board of Directors shall be fixed from time to time in the manner set forth in the bylaws of the corporation.

D. Newly Created Directorships and Vacancies. Except as otherwise required by law and subject to any rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative votes of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director’s death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

E. Election by Written Ballot. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

F. Removal of Directors. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then-outstanding voting securities of the corporation, voting together as a single class, shall be required to remove any director of the corporation from such position.

EIGHTH:

A. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend, alter, or repeal the bylaws without any action on the part of the stockholders.

B. The stockholders shall also have the power to adopt, amend, alter, or repeal the bylaws; provided that, in addition to any affirmative vote of the holders of any particular class or series of capital stock of the corporation required by applicable law or this Certificate, such adoption, amendment, alteration, or repeal shall be approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (662/3%) of the voting power of the shares of the then outstanding voting stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

NINTH: Unless the corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action or proceeding asserting a claim of or based on breach of a fiduciary duty owed by any current or former directors, officers, or other employees or stockholders to the corporation or the corporation’s stockholders, (c) any action or proceeding asserting a claim against the corporation arising pursuant to any provision of the DGCL or this Certificate or bylaws (as either might be amended from time to time), or (d) any action or proceeding asserting a claim against the corporation governed by the internal affairs doctrine, except for, as to each of (a) through (d) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. For the avoidance of doubt, this forum selection clause will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. If any provision or provisions of this NINTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this NINTH (including, without limitation, each portion of any sentence of this NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Certificate has been executed by a duly authorized officer of this corporation on this 7th day of April, 202l.

By:	/s/ Marc Sellouk
	Name:	Marc Sellouk
	Title:	Chief Executive Officer

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